EXHIBIT 10.4

MEMORANDUM OF UNDERSTANDING

June 15, 2010

This is an amendment to the existing Employment Agreement between Ingrid G. Safranek (the "Executive") and MMRGlobal, Inc., a Delaware corporation (formerly known as MMR Information Systems, Inc.), hereby referred to as the "Parent", and MyMedicalRecords, Inc. a Delaware corporation and a wholly-owned subsidiary of Parent ( the "Company") dated January 26, 2010:

  Clause 4(a) "Salary" shall be amended to read: Effective June 15, 2010, Parent and the Company shall pay the Executive, on a semi-monthly basis, a base salary of $120,000 per year (the "Base Salary"). The Base Salary shall be subject to an increase as determined by the Board of Directors of Parent from time to time in its sole discretion, provided that as of each June 1 during the Agreement Term the amount of the Base Salary shall increase by not less than 5% of the then current base salary.
  Clause 4(d) "Executive Benefits" shall be amended to read: Effective June 15, 2010, the Executive shall also be entitled to (i) health insurance pursuant to the plan made available generally to employees of Parent and the Company or a monthly reimbursement of what would cost the Company to cover the Executive under the Company's plan if the Executive is covered under their own policy; (ii) Four (4) weeks vacation pursuant to the policies of the Company and Parent for each 12-month period during the Employment Period; (iii) reasonable travel expenses incurred in connection with her responsibilities; and (iv) such other benefits and perquisites that are generally made available to senior executives of Parent and the Company from time to time. Executive further agrees to be bound by the policies and procedures outlined in the Company's and Parent's Employee Manual.
  Notwithstanding anything in this MOU, nothing supersedes the terms of the Employment Agreement between the Company and Employee dated January 26, 2010 other than clause 4a (Salary) and Clause 4d (Benefits) of the said Employment Agreement.

/s/ Robert H. Lorsch For MyMedicalRecords, Inc. Robert H Lorsch Chairman and CEO	/s/ Ingrid Safranek Employee Ingrid Safranek

/s/ Robert H. Lorsch
 For MMRGlobal, Inc.
Robert H Lorsch
Chairman and CEO